SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 9, 2006
                                                         ----------------

                               PACTIV CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

1-15157                                                               36-2552989
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(Commission File Number)                        (IRS Employer Identification No)


         1900 West Field Court, Lake Forest, Illinois             60045
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        (Address of principal executive offices)               (Zip Code)


       Registrant's telephone number, including area code: (847) 482-2000




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Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal
           Year

On November 9, 2006, the Board of Directors of Pactiv Corporation (the "Corporation"), upon the recommendation of the Compensation/Nominating/Governance ("C/N/G") Committee of the Board, approved and adopted amendments to Article II, Section 1 of the Corporation's Bylaws to change the voting standard for the election of directors from a plurality to a majority voting standard in uncontested elections.

     o Under the new majority voting standard, a nominee for director shall be elected if the votes cast for such director exceed 50% of the number of votes cast with respect to that director's election. Directors will be elected by a plurality voting standard if (i) number of nominees exceeds the number of directors to be elected, or (ii) a stockholder has provided the Corporation notice of a nominee for director in accordance with the advance notice provisions in the Bylaws and such nomination is withdrawn after the printing date of the Corporation's proxy statement, if any, for such meeting.

     o If an incumbent director is not elected, the director shall promptly tender his or her resignation to the Board. The C/N/G Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will accept such resignation unless the Board determines there is a compelling reason not to do so. The Board will publicly disclose its decision and the rationale behind its decision within 90 days from the date of the certification of the election results. Any director who tenders his or her resignation pursuant to this provision shall not participate in the C/N/G Committee's recommendation or the Board action regarding whether to accept the tendered resignation, except that (i) if each member of the C/N/G Committee was required to tender his or her resignation, the Board shall directly consider such resignations without a recommendation from the C/N/G Committee, and
          (ii) if all of the directors were required to tender their resignations, then all directors may participate in the decision whether to accept such resignations.

     o Other changes to the Bylaws to implement the change to a majority voting standard were also made.

The amendments to Bylaws are effective November 9, 2006. The Corporation's Amended and Restated Bylaws are attached hereto as Exhibit 3.1.